SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549


FORM 8-K


CURRENT REPORT



Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)

March 2, 1998



E & J PROPERTIES, LTD.
a California Limited Partnership
(Exact name of registrant as specified in charter)


California
(State or other jurisdiction of incorporation)


O-9608
(Commission File Number)


94-2763152
(IRS Employer Identification Number)


2710 Gateway Oaks Drive, Suite 300 South
Sacramento, California 95833
(Address of principal executive office)


Registrant's telephone number, including area code:  (916) 925-6620












ITEM 5.  OTHER MATERIAL EVENTS




E & J Properties, Ltd, a California Limited Partnership, has entered into an agreement to sell approximately
1,850 acres of its real estate holdings in Sacramento County, California, commonly known as the Elliott Ranch, to AKT Development Corporation, a California corporation. The President of AKT Development Corporation is Angelo
K. Tsakopoulos.

Under the terms of the sale agreement, the Buyer has until May 26, 1998 to conduct feasibility studies of the property to be purchased. If, on or before May 26, 1998, the Buyer determines for any reason that it does not want to consummate the purchase, it may cancel the sale and receive full refund of its deposit. If, on or before, May 26, 1998, the Buyer notifies E & J Properties, Ltd., that it has decided to consummate the purchase, then the Buyer is obligated to close escrow on or before June 25, 1998. The purchase price is $12,825,000.00, payable in cash at close of escrow.

Should this sale be consummated, E & J Properties, Ltd.'s remaining real estate holdings will consist of approximately fifty (50) acres of agricultural property in Sacramento County, adjacent to the Elliott Ranch, together with various mineral rights reserved from prior real estate sales.

E & J Properties, Ltd, is represented in the sale by Doug Elmore of Brown, Stevens, Elmore and Sparre, commercial real estate brokers. E & J Properties, Ltd. will pay a brokerage commission to Mr. Elmore upon close of escrow.




SIGNATURES


Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this
Report to be signed on its behalf by the undersigned, hereunder duly authorized.



Date: March 2, 1998


E & J PROPERTIES, LTD.
a California Limited Partnership



By:  /s/ Elaine McKeon

ELAINE McKEON
General Partner